UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report: August 9, 2007
(Date of earliest event reported)
INTERWOVEN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-27389	77-0523543

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 East Tasman Drive, San Jose, CA	95134

(Address of principal executive offices)	(Zip Code)
(408) 774-2000

(Registrant’s telephone number, including area code)
803 11th Avenue, Sunnyvale, CA 94089

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)
 ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On August 9, 2007, Interwoven, Inc. (the “Company”) notified the NASDAQ Stock Market (“NASDAQ”) that the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (the “Second Quarter Form 10-Q”) would not be filed with the Securities and Exchange Commission on a timely basis.
     On August 13, 2007, the Company received a Staff Determination Letter from NASDAQ notifying the Company of its noncompliance with NASDAQ Marketplace Rule 4310(c)(14) because of the Company’s failure to file the Quarterly Report on Form 10-Q on a timely basis. As previously announced, the Company also received Staff Determination Letters on May 14, 2007 and March 20, 2007 in relation to its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “First Quarter Form 10-Q”) and Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”). These notices indicated that, due to such noncompliance, the Company’s common stock would be subject to delisting.
     In response to the notice received March 20, 2007, the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), which occurred on May 3, 2007. On June 6, 2007, the Panel granted the Company’s request for continued listing subject to the requirements that the Company: (i) provide the Panel with certain information relating to the Audit Committee’s review, which the Company timely submitted to the Panel, and (ii) file its delinquent periodic reports and, if necessary, any restatements within approximately 90 days of the Panel’s decision (the “Filing Deadline”), with a delisting to occur shortly thereafter if such filings are not made on or before the Filing Deadline.
     The Company appealed the June 6, 2007 Panel decision and requested additional time to come into compliance with NASDAQ Marketplace Rule 4310(c)(14). On July 18, 2007, the NASDAQ Listing and Hearing Review Council (the “Listing Council”) called the June 6, 2007 decision of the Panel for review and determined to stay the Panel’s decision and any future Panel determinations to suspend the Company’s securities from trading pending further action by the Listing Council. In connection with the call for review, the Listing Council has provided the Company with the opportunity to make an additional submission for the Listing Council’s consideration by September 28, 2007 describing its plan for filing the necessary periodic reports. NASDAQ has also provided the Company with the opportunity to make a submission by August 20, 2007 specifically addressing the delay in its filing of the Second Quarter Form 10-Q. The Company intends to timely provide both submissions to NASDAQ. Should the Company fail to file its delinquent periodic reports and, if necessary, any restatements by the Filing Deadline, there can be no assurance that as a result of its review the Listing Council will extend the Filing Deadline.
     As previously disclosed in a Form 12b-25 filed with the Securities and Exchange Commission on August 9, 2007, the Company was not able to timely file the Second Quarter Form 10-Q as a result of an ongoing voluntary review of its historical stock option grant procedures. The Company plans to file the 2006 Form 10-K, First Quarter Form 10-Q and Second Quarter Form 10-Q as soon as practicable after the completion of this review.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
Date: August 14, 2007	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and Chief Financial Officer